Exhibit 10.3
HOME PROPERTIES, INC.
INCENTIVE COMPENSATION PLAN
Effective January 1, 2011

PURPOSES OF THE PLAN.

The purposes of this Incentive Compensation Plan (the “Plan”) are to enable Home Properties, Inc. (the “Company”) and its Subsidiary to attract and retain the services of key employees and persons with managerial, professional or supervisory responsibilities and to provide them with increased motivation and incentive to achieve and exceed prior performance as a basis for increased stockholder return and value.

GENERAL PROVISIONS.

2.1	Definitions. As used in the Plan:

(a)	“Award” shall mean a cash payment.

(b)	“Board of Directors” means the Board of Directors of the Company.

(c)	“Committee” means the Compensation Committee or other committee appointed by the Board of Directors.

(d)	“Common Stock” means the Company’s Common Stock, $.01 par value.

(e)	“Company” means Home Properties, Inc. and any of its affiliates, predecessors or successors.

(f)	“Executive Team” means any manager of the Company at or above the senior vice president level or any salary level that the Committee determines, in its sole discretion, is the equivalent thereof.

(g)
“Funds from Operation” or “FFO” means income (loss) before gains (losses) from the sale of property plus certain non-cash items, primarily depreciation and amortization, as such term is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and applied by the Company in its quarterly earnings press release.

(h)	“High Performance” means significant achievement that is considered exceptional performance by industry standards.

(i)
“Operating FFO” means FFO adjusted for purposes of the bonus calculation in order to remove certain non-recurring items from published FFO as follows:  (i) losses and/or impairment charges on the sale of real estate will be excluded; (ii) prepayment penalties incurred in connection with the sale of real estate will be considered a reduction to the gain (loss) incurred and not a separate financing transaction; (iii) issuance costs associated with preferred share redemptions will be excluded; (iv) costs associated with the acquisition of real estate will be excluded; and (v) such additional adjustments as deemed necessary and approved by the Committee.

(j)
“Operating FFO per share” means:  (i) Operating FFO during a Plan Year divided by:  (ii) the average number of outstanding shares and securities convertible into Common Stock (on an as-converted basis) during the Plan Year.

(k)
“Participant” means each full-time, active and regular employee of the Company or its Subsidiary, provided that employees participating in the Property Management Incentive Plan are not eligible to participate in this Plan except for Regional Property Managers and Regional Vice Presidents, who will receive 10% and 20%, respectively, of their total calculated incentive compensation awards under this Plan.

(l)	“Plan Year” shall be the fiscal year of the Company.

(m)	“Salary” means a Participant’s regular year-to-date wages earned during a Plan Year while a Participant, exclusive of any bonus payments.

(n)
“Same Store Net Operating Income” or “NOI” means the Company’s reported rental income and property other income less operating and maintenance expenses for properties held/owned at least one full fiscal year, determined consistently with the determination by the Company in its quarterly earnings release.

(o)	“Subsidiary” means Home Properties, L.P.

(p)	“Target Performance” means achievement that signifies meeting business objectives.

(q)	“Threshold Performance” means solid achievement but falls short of expectations and represents a minimum level of performance that must be achieved before any bonus will be earned.

2.2	Administration of the Plan.

(a)	The Plan shall be administered by the Committee.

(b)
The Committee shall have the full power, subject to and within the limits of the Plan, to:  (i) interpret and administer the Plan and any incentive compensation under it; (ii) make and interpret rules and regulations for the administration of the Plan and to make changes in and revoke such rules and regulations (and in the exercise of this power, shall generally determine all questions of policy and expediency that may arise and may correct any defect, omission, or inconsistency in the Plan); (iii) determine who shall be Participants for any Plan Year; (iv) determine certain annual performance criteria pursuant to which bonus amounts will be determined; (v) determine the level of performance against the stated criteria achieved with respect to each Award; and (vi) generally, exercise such powers and perform such acts in connection with the Plan as are deemed necessary or expedient to promote the best interests of the Company.  The interpretation and construction by the Committee of any provisions of the Plan shall be final, binding and conclusive.

(c)
The Committee may act only by a majority of its members then in office; however, the Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem appropriate.

(d)
No member of the Committee, nor any agent acting pursuant to authority delegated by the Committee, shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and any agent against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person’s own fraud or bad faith.

2.3	Effective Date.

The Plan shall be deemed to be effective as of January 1, 2011.

3.           ANNUAL INCENTIVE AWARDS.

3.1	Determination of Award Levels and Performance Criteria.

(a)
On or before March 1st of each Plan Year (other than the year 2011 in which a later date is permitted), the Committee will establish (i) Award levels for Threshold Performance, Target Performance and High Performance for Participants and (ii) the performance criteria to be applicable to Awards for each Plan Year.  Award levels will be established as a percentage of the Participant’s base salary.  The performance criteria established by the Committee may be based on the Company’s financial performance as reflected by Funds from Operations, Operating FFO, Same Store Net Operating Income or other financial metrics selected by the Committee, department and/or individual performance, management effectiveness and other measurable objectives tied to the Company’s success or such other criteria as the Committee may determine.  Performance criteria may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Committee.  Performance criteria may include a combination of corporate goals, management effectiveness goals and department/individual goals.  On or before March 1st of each Plan Year (other than the year 2011 in which a later date is permitted), the Committee shall determine how the performance criteria selected will be weighted for each Participant.

(b)
Once established, performance criteria normally shall not be changed during the Plan Year.  However, if conditions have materially affected the fairness of the criteria, then the Committee may approve appropriate adjustments to the performance criteria, (either up or down) during the Plan Year.  In addition and subject to Section 3.2(b), the Committee shall have the authority to reduce, eliminate or increase the Award determinations, based upon any objective or subjective criteria it deems appropriate.  Notwithstanding any other provision of the Plan, in the event of any change in corporate capitalization, such as a share split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of shares or property of the Company, any reorganization, or any partial or complete liquidation of the Company, such adjustment shall be made in the Award level and/or the performance measures or performance criteria related to then-current Plan Year, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

3.2	Calculation and Payment of Incentive Compensation.

(a)
After the end of each Plan Year, the Committee shall determine the level of achievement of the pre-determined performance criteria (Threshold Performance, Target Performance or Maximum Performance).  To the extent that the actual level of achievement falls between Threshold Performance and Target Performance or between Target Performance and Maximum Performance, calculation of the Award will be interpolated on a straight-line basis.

(b)
After the end of each Plan year, the Committee also shall determine the Award to be paid to the Chief Executive Officer and members of the Executive Team.  The entire amount of the bonus payable to the Chief Executive Officer is discretionary with the Committee making a recommendation to the full Board as to which portion of the bonus should be paid.  Fifty percent of the bonus payable to the other members of the Executive Team is within the Committee’s discretion.  Management of the Company is authorized to determine the portion of the bonus to be paid to other Participants provided that each Participant is entitled to receive at least 50% of the calculated bonus.  In determining the amount of each Participant’s bonus award, the Committee has discretionary authority to increase the amount payable or reduce the amount, in the aggregate or with respect to one or more of the individual components of an Award, taking into account individual performance criteria and goals and/or corporate, Subsidiary, division or group performance criteria and goals.

(c)
Incentive compensation shall be calculated as soon as practicable after the end of the Plan Year, and all incentive compensation shall be paid prior to March 15th of the following Plan Year.  The Company’s obligations under this Plan shall be subject to applicable federal, state and local tax withholding requirements.  Federal, state and local withholding tax due at the time of payment of incentive compensation required to be withheld by the Company may be deducted from any payment of any kind otherwise due to each Participant.

(d)
A Participant who becomes eligible after the beginning of a Plan Year may participate in the Plan, and all awards for such year will be paid prorata based on the number of days such employee participated in the Plan.

3.3	Bonus Deferrals.

Participant’s who are designated as “highly compensated” as defined in Section 414(q) of the Internal Revenue Code may participate in the Company’s Deferred Bonus Plan.

3.4	Termination of Employment.

If a Participant’s employment by the Company or by the Subsidiary terminates prior the payment date of a bonus Award for any reason other than retirement, death or disability, such Participant shall not be entitled to receive any incentive compensation under this Plan.  Participants must be employed on the date of the Award payment to receive a payment for the prior Plan Year.  If a Participant’s employment terminates during any Plan Year by reason of retirement, death or disability, such Participant or such Participant’s legal representative shall receive any incentive compensation with respect to such Plan Year pro rated for the portion of the Plan Year during which Participant was an employee.

4.           MISCELLANEOUS PROVISIONS.

4.1	Non-Transferability.

No right to receive any incentive compensation shall be transferable except by will or the laws of descent and distribution or pursuant to a qualified divorce-related order.  Any purported transfer contrary to this provision will be null and void and without effect.

4.2	No Right to Employment.

Neither the adoption of the Plan nor its operation, nor any document describing or referring to the Plan, or any part thereof, nor the designation of any employee as a Participant in the Plan shall confer upon any Participant under the Plan any right to continue in the employ of the Company or any Subsidiary, or shall in any way affect the right and power of the Company or any Subsidiary to terminate the employment of any Participant at any time with or without assigning a reason therefore, to the same extent as might have been done if the Plan had not been adopted.

4.3	Exclusion from Pension Computations.

By acceptance of any incentive compensation under the Plan, the recipient shall be deemed to agree that any compensation paid hereunder will not be taken into account as “base remuneration”, “wages”, “salary” or “compensation” in determining the amount of any contribution to or payment or any other benefit under any pension, retirement, incentive, profit-sharing or deferred compensation plan of the Company or any Subsidiary.

4.4	Amendment of Plan.

This Plan may at any time or from time to time be amended, modified or terminated by the Company’s Board of Directors.

4.5	Interpretation of the Plan.

Headings are given to the sections of the Plan solely as a convenience to facilitate reference, such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of the Plan or any provision hereof.  The use of the masculine gender shall also include within its meaning the feminine.  The use of the singular shall also include within its meaning the plural and vice versa.

4.6	Construction of Plan.

The place of administration of the Plan shall be in the State of New York, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of New York.